Exhibit 99.1
[LOGO OF PHOTOMEDEX]

Contact:   Allen & Caron, Inc.                               PhotoMedex, Inc.
           Matt Clawson (investors)                          Dennis McGrath, CFO
           949-474-4300                                      215-619-3287
           matt@allencaron.com                               info@photomedex.com

              PHOTOMEDEX ENTERS ALLIANCE TO DEVELOP AND DISTRIBUTE
                          SKIN CANCER DETECTION SYSTEM

MONTGOMERYVILLE, PA - April 6, 2006 -- PhotoMedex, Inc. (Nasdaq: PHMD) today announced that it has signed agreements with Newtown, PA-based AzurTec, Inc. to resume development, and to undertake the manufacture and distribution, of AzurTec's MetaSpex Laboratory System (MLS), a light-based system designed to detect certain cancers of the skin. PhotoMedex has also acquired a 14 percent stake in AzurTec in exchange for 200,000 shares of PhotoMedex restricted common stock.

PhotoMedex President and Chief Executive Officer Jeffrey F. O'Donnell said:
"This opportunity provides a new and synergistic growth avenue for PhotoMedex as we add to our product offerings in the skin disease and dermatology segment. Once cleared by the FDA, AzurTec products will enable dermatologists, MOHS surgeons and plastic surgeons to identify a suspect pigment or tumor at bedside, reducing the many hours it takes to have the hospital's pathology labs repeatedly diagnose the tissue and report back to the office or the operating room. The AzurTec products are intended to address diagnostic accuracy while also reducing costs in the healthcare system. We feel strongly that both companies will benefit from this alliance."

AzurTec previously completed three clinical trials at the University of Colorado, the University of Pennsylvania and the Skin Surgery Center of San Diego. An IRB-approved pivotal trial for a de novo 510(k) application is underway for adjunctive use of the MLS, whereby negative findings of basal carcinomas in biopsy samples are to be corroborated by secondary instrumentation. Submission to the United States Food and Drug Administration is planned for the second half of 2006. It is anticipated that the benefits of MLS will be enhanced and expanded if the MLS becomes indicated for use without the need for corroboration of negative findings and for broader use in the detection of carcinomas. A follow-on clinical trial is planned to commence later this year in furtherance of these indications. The MLS will also serve as a platform for later applications, including direct, on-the-body (in situ) detection of cancer margins during surgery, obviating the need for biopsy samples and ex vivo testing.

O'Donnell continued: "We are thrilled at the prospect of a closer partnership. We have taken a 14 percent equity interest in AzurTec in exchange for 200,000 shares of PhotoMedex restricted common stock. AzurTec has been successful in raising fresh equity capital, and if it is successful in the next nine months in raising an additional $1 million of equity capital, PhotoMedex will issue a warrant on 100,000 shares of its common stock, without suffering any dilution of its 14 percent position. The warrant will have a five-year term but will not be exercisable during the first six months of the term. The exercise price will be set at 90 percent of the mean of the closing prices of PhotoMedex common stock on Nasdaq for the 30 trading days preceding the issuance of the warrant. Our investment in, and collaboration with, AzurTec, is aimed to accelerate the development and distribution of the MLS ex vivo product offering, and to provide first rights to distribution of the MLS in situ product offering."

Neil Sukonik, AzurTec's Chairman, adds: "We are excited to partner with PhotoMedex to bring our initial product to the marketplace. PhotoMedex's experience in successfully commercializing scientifically-advanced medical technology, combined with its dedicated sales force, makes them an ideal partner for AzurTec."

ABOUT AZURTEC:
-------------

AzurTec is a development-stage company that develops breakthrough products for the detection and treatment of cancer and other conditions, utilizing proprietary hyper-spectral imaging technology. The Company is first focusing on the skin cancer market through the development of its MetaSpex Laboratory System
(MLS). The MLS will allow skin cancer surgeons to dramatically increase surgical efficiency and profitability, significantly increasing the number of patients treated per day as compared to current methodology. The MLS's first indication will be in the adjunctive use for the diagnosis of basal cell carcinoma.

ABOUT PHOTOMEDEX:
----------------

PhotoMedex is engaged in the development of proprietary excimer laser and fiber optic systems and techniques directed toward dermatological applications, with FDA approval to market the XTRAC(R) laser system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. In addition, the Company provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The Company is a leader in the development, manufacturing and marketing of medical laser products and services. In addition as a result of the merger with ProCyte, PhotoMedex now develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. PhotoMedex sells directly to dermatologists, plastic and cosmetic surgeons, spas and salons and through licenses with strategic partners into the consumer market, including a long-term worldwide license agreement with Neutrogena(R), a Johnson & Johnson company. ProCyte brands include Neova(R), Ti-Silc(R), VitalCopper(R), Simple Solutions(R) and AquaSante(R).

SAFE HARBOR STATEMENT:
---------------------

Some portions of the press release will contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such information in the press release should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward-looking statements will be achieved.